Form 10-K405, Exhibit 13
period 1996-12-31
SECTOR STRATEGY FUND II LP
filed 1997-03-27
CIK 867247

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 1996, 1995 and 1994
and Independent Auditors' Report

To: The Limited Partners of The SECTOR Strategy Fund/SM/ II L.P.

The SECTOR Strategy Fund/SM/ II L.P. (the "Fund" or the "Partnership") ended its seventh fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $143.42, representing an increase of 14.60% from the December 31, 1995 NAV per Unit of $125.15. During the fiscal year, trading profits were generated in the interest rate, currency, agriculture and metals sectors while losses were incurred in the stock index sector.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index and agricultural commodity markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range.

During April, grain and soybean prices rallied to new highs, sometimes daily, as adverse weather conditions and strong demand affected prices. Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                  Sincerely,
                                  John R. Frawley, Jr.
                                  President and Chief Executive Officer
                                  Merrill Lynch Investment Partners Inc.
                                  (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To: The Limited Partners of
    SECTOR III Limited Partnership Units
    of The SECTOR Strategy Fund/SM/ II L.P.

SECTOR III Limited Partnership Units of The SECTOR Strategy Fund/SM/ II L.P. (the "Fund" or the "Partnership") ended its sixth fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $140.75, representing an increase of 9.74% from the December 31, 1995 NAV per Unit of $128.26. During the fiscal year, trading profits were generated in the currency, interest rate and agriculture sectors while losses were incurred in the stock index, energy and metals sectors.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index and agricultural commodity markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range. In March, crude oil prices rose throughout most of the month, as unusually cold weather in the U.S. and Europe resulted in an extended period of strong demand and oil talks between the United Nations and Iraq were suspended.

During April, grain and soybean prices rallied to new highs, sometimes daily, as adverse weather conditions and strong demand affected prices. Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates. In September, crude oil prices continued, as they had during the summer, to trend upward throughout most of the month.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                       Sincerely,
                                       John R. Frawley, Jr.
                                       President and Chief Executive Officer
                                       Merrill Lynch Investment Partners Inc.
                                       (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------

                                                               Page
                                                               ----
INDEPENDENT AUDITORS' REPORT                                      1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 1996, 1995 AND 1994:

  Statements of Financial Condition                               2

  Statements of Operations                                        3

  Statements of Changes in Partners' Capital                      4

  Notes to Financial Statements                                5-13

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of
The SECTOR Strategy Fund/SM/ II L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund/SM/ II L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund/SM/ II L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995 and the results of its operations for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE  LLP


New York, New York
February 3, 1997

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

ASSETS                                                             1996                1995
------                                                             ----                ----
Accrued interest (Note 2)                                       $   119,603          $   244,493
Equity in commodity futures trading accounts:
    Cash and option contracts                                    29,105,401           58,223,935
    Net unrealized profit on open contracts                         573,041            2,484,535
Investments (Note 7)                                             10,807,733               -
Receivable from outside investments (Note 7)                      3,284,473               -
                                                            -----------------      --------------

                TOTAL                                           $43,890,251          $60,952,963
                                                            =================      ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
   Redemptions payable                                          $   837,870          $ 2,747,867
   Brokerage commissions payable (Note 2)                           217,676              478,555
   Administrative fees payable (Note 2)                               6,204               -
   Profit shares payable (Note 3)                                   244,396              133,285
                                                            -----------------      --------------

            Total liabilities                                     1,306,146            3,359,707
                                                            -----------------      --------------

PARTNERS' CAPITAL:
   General Partner:
      (2,145 and 2,145 SECTOR II Units)                             307,633              268,488
      (3,905 and 3,905 SECTOR III Units)                            549,638              500,814
   Limited Partners:
      (103,925 and 162,396 SECTOR II Units)                      14,904,769           20,324,051
      (190,562 and 284,576 SECTOR III Units)                     26,822,065           36,499,903
                                                            -----------------      --------------

            Total partners' capital                              42,584,105           57,593,256
                                                            -----------------      --------------

                TOTAL                                           $43,890,251          $60,952,963
                                                            =================      ==============

NET ASSET VALUE PER UNIT:
    SECTOR II Units (Based on 106,070 and 164,541
    Units outstanding)                                              $143.42              $125.15
                                                                    =======              =======

    SECTOR III Units (Based on 194,467 and 288,481
    Units outstanding)                                              $140.75              $128.26
                                                                    =======              =======

See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

-------------------------------------------------------------------------------------------------------
                                                1996                      1995               1994
                                                ----                      ----               ----
REVENUES:
    Trading profit (loss):
        Realized                              $6,760,623               $13,084,311        $(2,043,045)
        Change in unrealized                  (1,911,494)               (1,408,174)        (1,470,617)
                                            ----------------        ----------------   ----------------

            Total trading results              4,849,129                11,676,137         (3,513,662)

    Interest income (Note 2)                   2,009,987                 3,519,449          3,540,215
                                            ----------------        ----------------   ----------------

            Total revenues                     6,859,116                15,195,586             26,553
                                            ----------------        ----------------   ----------------

EXPENSES:
    Profit shares                                364,863                 1,319,093            897,488
    Brokerage commissions (Note 2)             4,213,004                 6,481,462          8,306,339
    Administrative fees (Note 2)                 113,600                   -                  -
                                            ----------------        ----------------   ----------------


            Total expenses                     4,691,467                 7,800,555          9,203,827
                                            ----------------        ----------------   ----------------

INCOME FROM INVESTMENTS (Note 7)               2,258,309                   -                  -
                                            ----------------        ----------------   ----------------

NET INCOME (LOSS)                             $4,425,958                $7,395,031        $(9,177,274)
                                            ================        ================   ================

NET INCOME (LOSS) PER UNIT
    Weighted average number of units
        outstanding (Note 5)                     375,630                   569,023            876,368
                                                 ========                  ========           =======

    Net income (loss) per weighted average
       General Partner and Limited
       Partner Unit                               $11.78                    $13.00            $(10.47)
                                                  =======                   =======           ========

See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

------------------------------------------------------------------------------------------------------------------------------------


                                    Units                     Limited Partners               General Partner
                      ------------------------------- ------------------------------- ----------------------------


                          SECTOR II      SECTOR III       SECTOR II      SECTOR III     SECTOR II     SECTOR III        Total
                      --------------- --------------- --------------- --------------- ------------- --------------  ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1993         481,021         916,053     $58,132,928    $109,612,500      $752,901     $1,458,089    $169,956,418
Redemptions                (235,621)       (492,301)    (26,479,120)    (56,453,924)     (319,054)      (743,493)    (83,995,591)
Net (loss)                 -               -             (4,961,819)     (4,101,530)      (67,741)       (46,184)     (9,177,274)
                      --------------- --------------- --------------- --------------- ------------- --------------  ----------------


PARTNERS' CAPITAL,
  DECEMBER 31, 1994         245,400         423,752      26,691,989      49,057,046       366,106        668,412      76,783,553

Redemptions                 (80,859)       (135,271)     (9,840,481)    (16,386,949)     (145,289)      (212,609)    (26,585,328)

Net income                 -               -              3,472,543       3,829,806        47,671         45,011       7,395,031
                      --------------- --------------- --------------- --------------- ------------- --------------  ----------------


PARTNERS' CAPITAL,
  DECEMBER 31, 1995         164,541         288,481      20,324,051      36,499,903       268,488        500,814      57,593,256

Redemptions                 (58,471)        (94,014)     (7,440,617)    (11,994,492)     -             -             (19,435,109)

Net income                 -               -              2,021,335       2,316,654        39,145         48,824       4,425,958
                      --------------- --------------- --------------- --------------- ------------- --------------  ----------------


PARTNERS' CAPITAL,
  DECEMBER 31, 1996         106,070         194,467     $14,904,769     $26,822,065      $307,633       $549,638     $42,584,105
                      =============== =============== =============== =============== ============= ==============  ================



See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization
      ------------

      The SECTOR Strategy Fund/SM/ II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 21, 1990 and commenced trading activities on December 5, 1990. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. The Partnership raised $136,410,000 for its initial capitalization ("SECTOR II Units") and raised an additional $194,005,000 in a second offering of Units of limited partnership interest ("SECTOR III Units"; SECTOR II and SECTOR III Units being collectively referred to as "Units") and commenced trading activities with respect to its SECTOR III Units on July 5, 1991. These capitalization balances included investments from The SECTOR Strategy Fund/SM/ International II Ltd. (the "Company"). On March 1, 1994, the Company redeemed its investments from the Partnership with respect to both the SECTOR II Units and SECTOR III Units to become a stand-alone trading company. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc. which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and Merrill Lynch Futures Inc. ("MLF"), also a Merrill Lynch affiliate, is its commodity broker. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

      MLIP selects independent advisors (the "Advisors" or the "Trading Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's trading assets among existing, replacement and additional Advisors.

      MLIP also determines what percentage of the Partnership's total capital to allocate to trading from time to time, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure by allocating 100% (or more) of the Partnership's assets to trading against the necessity of preventing Merrill Lynch from ever being required to make any payments to the Partnership under the Merrill Lynch guarantee. (See Note 6).

      Estimates
      ---------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition
      -------------------

      Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Operations. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

      Operating Expenses
      ------------------

      MLIP pays for all routine operating expenses (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership as reimbursement for the foregoing expenses.

      Income Taxes
      ------------

      No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

      Distributions
      -------------

      The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1996.

      Redemptions
      -----------

      A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar day's notice.

      Dissolution of the Partnership
      ------------------------------

      The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2.    RELATED PARTY TRANSACTIONS

      The Partnership's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Partnership receives all interest paid on such Treasury bills. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

      Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

      The Partnership paid brokerage commissions to MLF at a flat rate monthly brokerage fee equal to. 75 of 1% (a 9% annual rate) for SECTOR II Units, and .833 of 1% (a 10% annual rate) for SECTOR III Units, in each case, of the Partnership's month-end net assets allocated to trading. Effective January 1, 1996, these percentages were reduced to .729 of 1% (an 8.75% annual rate) for SECTOR II Units and .813 of 1% (a 9.75% annual rate) for SECTOR III Units, and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Effective October 1, 1996, the 9.75% annual brokerage rate for SECTOR III Units was reduced to .729 of 1% (an 8.75% annual rate).

      Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

      The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1996, 1995 and 1994 was approximately $59, $72 and $27, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

      MLF pays the Advisors annual consulting fees ranging up to 4% of the Partnership's average month-end net assets allocated to them for management, after reduction for a portion of the brokerage commissions.

      The Partnership trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP that contacts at least two counterparties, along with Merrill Lynch International Bank ("MLIB") for all of the Partnership's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures-contract equivalent face amount of a foreign currency. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

      The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Partnership is not required to margin or otherwise guarantee its F/X Desk trading.

      Certain of the Partnership's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading, the Partnership acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

      The Partnership's F/X Desk service fee and EFP differential costs have, to date, totaled no more than 0.25 of 1% per annum of the Partnership's average month-end Net Assets.

3.    AGREEMENTS

      The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved for the General Partner.

      In the case of Trading LLCs, as defined in Note 7, the Trading LLCs entered the Advisory Agreements with the Advisors.

      Profit shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, as of the end of each calendar quarter are paid by the partnership to each Advisor. Such payments are also made in respect of Units redeemed as of the end of interim months during a calendar quarter, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4.    INCOME (LOSS) PER UNIT

      The profit and loss of the SECTOR II and SECTOR III Units for the years ended December 31, 1996, 1995 and 1994 was as follows:

                                                           SECTOR II Units                             SECTOR III Units
                                             -------------------------------------------- ------------------------------------------


                                                  1996         1995            1994          1996          1995           1994
                                             -------------- ------------- --------------- ------------- ------------- --------------

REVENUES:
Trading profit (loss):
     Realized                                  $2,295,562   $5,677,825     $(2,608,111)    $4,465,061    $7,406,486      $565,066
     Change in unrealized                        (154,315)    (786,720)       (605,304)    (1,757,179)     (621,454)     (865,313)
                                             -------------- ------------- --------------- ------------- ------------- --------------


        Total trading results                   2,141,247    4,891,105      (3,213,415)     2,707,882     6,785,032      (300,247)

Interest income (Note 2)                          733,578    1,257,868       1,323,332      1,276,409     2,261,581     2,216,883
                                             -------------- ------------- --------------- ------------- ------------- --------------


     Total revenues                             2,874,825    6,148,973      (1,890,083)     3,984,291     9,046,613     1,916,636
                                             -------------- ------------- --------------- ------------- ------------- --------------


EXPENSES:

Profit share (Note 3)                             108,878      415,571         234,281        255,985       903,522       663,207
Brokerage commissions (Note 2)                  1,443,310    2,213,188       2,905,196      2,769,694     4,268,274     5,401,143
Administrative fees (Note 2)                       41,237       -               -              72,363        -             -
                                             -------------- ------------- --------------- ------------- ------------- --------------


     Total expenses                             1,593,425    2,628,759       3,139,477      3,098,042     5,171,796     6,064,350
                                             -------------- ------------- --------------- ------------- ------------- --------------


INCOME FROM INVESTMENTS (Note 7)                  779,080       -               -           1,479,229        -             -
                                             -------------- ------------- --------------- ------------- ------------- --------------


NET INCOME (LOSS)                              $2,060,480   $3,520,214     $(5,029,560)    $2,365,478    $3,874,817   $(4,147,714)
                                             ============== ============= =============== ============= ============= ==============


   NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding      134,597      204,167         319,329        241,033        364,856      557,039
                                             ============== ============= =============== ============= ============= ==============


Weighted average net income (loss) per Unit        $15.31       $17.24         $(15.75)         $9.81        $10.62        $(7.45)
                                             ============== ============= =============== ============= ============= ==============


5.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

6.    MERRILL LYNCH &  CO, INC. GUARANTEE

      Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets with respect to SECTOR II and SECTOR III Units as of their respective Principal Assurance Dates, as defined, that the Net Asset Value per Unit as of such Principal Assurance Dates will equal, after adjustment for all liabilities to third parties, $100.12 and $100.92 per Unit, respectively.

7.    INVESTMENTS

      The Partnership places assets under the management of certain of the Advisors not through opening managed accounts with them but rather through investing in private limited liability companies ("Trading LLCs") sponsored by MLIP. The only members of the Trading LLCs are commodity pools sponsored by MLIP. Each Trading LLC trades under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through investing in a Trading LLC rather than a managed account has no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

      The investments are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statements of Operations as income or loss from investments.

      At December 31, 1996 the Partnership had an investment in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") and ML Millburn Global L.L.C. ("Millburn LLC")

      Total revenues and fees with respect to such investments are set forth as follows:

                                                                                                                          Income
                                      Total               Brokerage           Administrative          Profit               from
                                     Revenue             Commissions               Fees               Shares            Investment
                                  --------------       ---------------      ------------------      ----------        --------------


       SECTOR II Units
       ---------------

       JWH LLC                      $  999,541              $ 88,359                 $2,525          $129,577           $  779,080

       SECTOR III Units
       ----------------

       JWH LLC                      $1,854,422              $162,588                 $4,645          $231,628           $1,455,561
       Millburn LLC                     52,033                24,145                    690             3,530               23,668
                                  --------------       ---------------      ------------------      ----------        --------------


       Total                        $1,906,455              $186,733                 $5,335          $235,158           $1,479,229
                                  ==============       ===============      ==================      ==========        ==============


             Total All Units
             ---------------

       JWH LLC                      $2,853,963              $250,947                 $7,170          $361,205           $2,234,641
       Millburn LLC                     52,033                24,145                    690             3,530               23,668
                                  --------------       ---------------      ------------------      ----------        --------------


       Total                        $2,905,996              $275,092                 $7,860          $364,735           $2,258,309
                                  ==============       ===============      ==================      ==========        ==============


8.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's trading results by reporting category were as follows:

                                         Total Trading Results
                                         ---------------------

                                     1996                   1995
                                  ----------------    -------------------
         Financial Instruments        $2,068,922            $ 9,096,631
         Stock Indices                  (869,901)            (1,149,775)
         Commodities                   1,910,190             (1,596,835)
         Currencies                    2,004,685              6,168,698
         Energy                          (67,699)               580,272
         Metals                         (197,068)            (1,422,854)
                                  ----------------    -------------------

                                      $4,849,129             $11,676,137
                                  ================    ===================

      Market Risk
      -----------

      Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

      The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, adjusting the percentage of the Partnership's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for overconcentrations -- both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner will not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisor (although typically only as of the end of a month) in an attempt to avoid overconcentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

      One important aspect of the General Partner's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, the General Partner can directly affect the market exposure of the Partnership. Leverage control is the principal means by which the General Partner hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit will equal no less than $100 as of the Principal Assurance Date. Deleveraged trading involves significant opportunity costs, but is effective in controlling the risk of loss.

      Fair Value
      ----------

      The derivative instruments used in the Partnership's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit
      (loss) reflected in trading revenues in the Statements of Operations. The contract/notional values of open contracts as of December 31, 1996 and 1995 were as follows:

                                                    1996                                              1995
                              -------------------------------------------      --------------------------------------------

                                 Commitment to          Commitment to              Commitment to             Commitment to
                               Purchase (Futures,       Sell (Futures,           Purchase (Futures,          Sell (Futures,
                               Options & Forwards)    Options & Forwards)        Options & Forwards)       Options & Forwards)
                               ------------------     ------------------         ------------------        ------------------

         Financial
           Instruments                $ 95,138,798          $ 26,476,691               $292,254,904          $  77,509,306
         Stock Indices                     176,868             2,826,046                  9,378,960              2,754,169
         Commodities                     9,295,728             9,341,382                 33,273,629             17,528,208
         Currencies                     29,153,110            38,839,020                 40,905,041             91,007,028
         Energy                            730,109             1,523,142                  9,838,738              2,394,174
         Metals                         25,259,693            26,658,962                  6,194,568             14,595,594
                              --------------------- ---------------------      --------------------- ----------------------
                                      $159,754,306          $105,665,243               $391,845,840           $205,788,479
                              ===================== =====================      ===================== ======================


       Substantially all of the Partnership's derivative instruments outstanding at December 31, 1996, expire within one year.

The contract/notional value of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1996 and 1995 were as follows:

                                              1996                                               1995
                       ------------------------------------------------    -------------------------------------------------

                             Commitment to           Commitment to             Commitment to               Commitment to
                          Purchase (Futures,         Sell (Futures,          Purchase (Futures,            Sell (Futures,
                          Options & Forwards)      Options & Forwards)       Options & Forwards)         Options & Forwards)
                          ------------------       ------------------        ------------------          ------------------

        Exchange              $113,185,811              $52,878,509              $349,493,443                $136,040,389
          Traded
        Non-Exchange
          Traded                46,568,495               52,786,734                42,352,397                  69,748,090
                        ----------------------   ----------------------    ----------------------    ------------------------

                              $159,754,306             $105,665,243              $391,845,840                $205,788,479
                        ======================   ======================    ======================    ========================


       The average fair value of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1996 and 1995 were as follows:

                                              1996                                               1995
                       ------------------------------------------------  ------------------------------------------------------

                             Commitment to           Commitment to             Commitment to             Commitment to
                          Purchase (Futures,         Sell (Futures,          Purchase (Futures,          Sell (Futures,
                          Options & Forwards)      Options & Forwards)       Options & Forwards)       Options & Forwards)
                       -----------------------  -----------------------  ------------------------  ----------------------------
       Financial
         Instruments            $162,359,930             $ 98,605,923              $224,509,594              $ 40,878,254
       Stock Indices               9,700,138                5,632,075                 6,305,821                16,376,164
       Commodities                16,978,613               10,571,424                22,199,424                10,544,846
       Currencies                102,425,601              113,840,092               123,591,622               119,192,407
       Energy                      1,582,405                1,435,678                 3,878,403                 4,293,076
       Metals                     15,520,586               18,971,130                 9,417,938                19,517,640
                       -----------------------  -----------------------  ------------------------  ----------------------------

                                $308,567,273             $249,056,322              $389,902,802              $210,802,387
                       =======================  =======================  ========================  ============================

       A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same derivative on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

       Credit Risk
       -----------

       The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

       The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance, is the net unrealized gain, if any, included on the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets is MLF.

       At December 31, 1996 and 1995, $19,264,937 and $34,145,683 of the
       Partnership's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

      The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1996 and 1995 were as follows:

                                                 1996                                                    1995
                           ---------------------------------------------------  ----------------------------------------------------


                             Gross Unrealized             Net Unrealized             Gross Unrealized              Net Unrealized
                                  Profit                  Profit (Loss)                   Profit                   Profit (Loss)
                           -----------------------  --------------------------  --------------------------  ------------------------

        Exchange Traded              $  992,271                    $536,071                  $4,187,956                $2,841,079
        Non-Exchange
          Traded                      1,763,586                      36,970                     449,710                  (356,544)
                           -----------------------  --------------------------  --------------------------  ------------------------


                                     $2,755,857                    $573,041                  $4,637,666                $2,484,535
                           =======================  ==========================  ==========================  ========================



      The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

      The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                James M. Bernard
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                       The SECTOR Strategy Fund/SM/ II L.P.