Form 10-K405, Exhibit 13
period 1997-12-31
SECTOR STRATEGY FUND II LP
filed 1998-03-27
CIK 867247

                                       THE SECTOR STRATEGY FUND/SM/ II L.P.
                                       (A Delaware Limited Partnership)


                                       Financial Statements for the years ended
                                       December 31, 1997, 1996 and 1995
                                       and Independent Auditors' Report

To:  The Limited Partners of THE SECTOR STRATEGY FUND/SM/ II L.P.

The SECTOR Strategy Fund/SM/ II L.P. (the "Fund" or "Partnership") ended its eighth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $156.37, representing an increase of 9.03% from the December 31, 1996 NAV per Unit of $143.42. During 1997, trading profits were generated in the currency, interest rate and metals markets while losses were incurred in agriculture and stock index trading. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 7 to the financial statements)).

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)


FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

To:  The Limited Partners of
     SECTOR III LIMITED PARTNERSHIP UNITS
     OF THE SECTOR STRATEGY FUNDSM II L.P.

SECTOR III Limited Partnership Units of The SECTOR Strategy FundSM II L.P. (the "Fund" or "Partnership") ended its seventh fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $159.00, representing an increase of 12.97% from the December 31, 1996 NAV per Unit of $140.75. During 1997, all sectors traded by the Fund were profitable. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 7 to the financial statements)).

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together representing about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
----------------------------------------------------

                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995:

  Statements of Financial Condition                2

  Statements of Income                             3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                 5-14


INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
 The SECTOR Strategy Fund/SM/ II L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund/SM/ II L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund/SM/ II L.P. as of December 31, 1997 and 1996 and the results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------


ASSETS                                                                     1997                       1996
                                                                       --------------            ---------------
Accrued interest (Note 2)                                                  $ 127,467                  $ 119,603
Equity in commodity futures trading accounts:
    Cash and option contracts                                             28,313,407                 29,105,401
    Net unrealized profit on open contracts                                  671,259                    573,041
Investments (Note 7)                                                      12,352,605                 10,807,733
Receivable from outside investments (Note 7)                                  57,819                  3,284,473
                                                                      ---------------            ---------------
                TOTAL                                                   $ 41,522,557               $ 43,890,251
                                                                      ===============            ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Redemptions payable                                                     $ 259,060                  $ 837,870
   Brokerage commissions payable (Note 2)                                    212,278                    217,676
   Administrative fees payable (Note 2)                                        6,065                      6,204
   Profit Shares payable (Note 3)                                            394,697                    244,396
                                                                      ---------------            ---------------
            Total liabilities                                                872,100                  1,306,146
                                                                      ---------------            ---------------

PARTNERS' CAPITAL:
   General Partner:
      (2,145 and 2,145 SECTOR II Units)                                      335,409                    307,633
      (3,905 and 3,905 SECTOR III Units)                                     620,882                    549,638
   Limited Partners:
      (86,300 and 103,925 SECTOR II Units)                                13,494,521                 14,904,769
      (164,781 and 190,562 SECTOR III Units)                              26,199,645                 26,822,065
                                                                      ---------------            ---------------
            Total partners' capital                                       40,650,457                 42,584,105
                                                                      ---------------            ---------------
                TOTAL                                                   $ 41,522,557               $ 43,890,251
                                                                      ===============            ===============

NET ASSET VALUE PER UNIT:
    SECTOR II Units (Based on 88,445 and 106,070
    Units outstanding)                                                      $ 156.37                   $ 143.42
                                                                      ===============            ===============

    SECTOR III Units (Based on 168,686 and 194,467
    Units outstanding)                                                      $ 159.00                   $ 140.75
                                                                      ===============            ===============

 See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------

                                                                1997             1996             1995
                                                            --------------  ---------------   --------------
REVENUES:
    Trading profit (loss):
        Realized                                              $ 4,629,434      $ 6,760,623      $13,084,311
        Change in unrealized                                       98,218       (1,911,494)      (1,408,174)
                                                            --------------  ---------------   --------------

            Total trading results                               4,727,652        4,849,129       11,676,137

    Interest income (Note 2)                                    1,551,360        2,009,987        3,519,449
                                                            --------------  ---------------   --------------

            Total revenues                                      6,279,012        6,859,116       15,195,586
                                                            --------------  ---------------   --------------

EXPENSES:
    Profit Shares (Note 3)                                        530,099          364,863        1,319,093
    Brokerage commissions (Note 2)                              2,732,838        4,213,004        6,481,462
    Administrative fees (Note 2)                                   78,081          113,600                -
                                                            --------------  ---------------   --------------


            Total expenses                                      3,341,018        4,691,467        7,800,555
                                                            --------------  ---------------   --------------

INCOME FROM INVESTMENTS (Note 7)                                1,708,985        2,258,309                -
                                                            --------------  ---------------   --------------

NET INCOME                                                    $ 4,646,979      $ 4,425,958      $ 7,395,031
                                                            ==============  ===============   ==============


For weighted average net income per Unit for SECTOR II Units and SECTOR III Units see Note 4.



See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------


                                                Units                             Limited Partners
                                 ----------------------------------     ------------------------------------

                                   SECTOR II          SECTOR III          SECTOR II           SECTOR III
                                 --------------      --------------     ---------------     ----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994                    245,400             423,752        $ 26,691,989         $ 49,057,046

Redemptions                            (80,859)           (135,271)         (9,840,481)         (16,386,949)

Net income                                   -                   -           3,472,543            3,829,806
                                 --------------      --------------     ---------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995                    164,541             288,481          20,324,051           36,499,903

Redemptions                            (58,471)            (94,014)         (7,440,617)         (11,994,492)

Net income                                   -                   -           2,021,335            2,316,654
                                 --------------      --------------     ---------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                    106,070             194,467          14,904,769           26,822,065

Redemptions                            (17,625)            (25,781)         (2,692,322)          (3,888,305)

Net income                                   -                   -           1,282,074            3,265,885
                                 --------------      --------------     ---------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                     88,445             168,686        $ 13,494,521         $ 26,199,645
                                 ==============      ==============     ===============     ================


                                   General Partner
                            -------------------------------

                             SECTOR II        SECTOR III             Total
                            ------------     --------------     ----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994           $ 366,106          $ 668,412         $ 76,783,553

Redemptions                    (145,289)          (212,609)         (26,585,328)

Net income                       47,671             45,011            7,395,031
                            ------------     --------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995             268,488            500,814           57,593,256

Redemptions                           -                  -          (19,435,109)

Net income                       39,145             48,824            4,425,958
                            ------------     --------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996             307,633            549,638           42,584,105

Redemptions                           -                  -           (6,580,627)

Net income                       27,776             71,244            4,646,979
                            ------------     --------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997           $ 335,409          $ 620,882         $ 40,650,457
                            ============     ==============     ================

See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ II L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
-------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

    The SECTOR Strategy Fund/SM/ II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 21, 1990 and commenced trading activities on December 5, 1990. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. The Partnership raised $136,410,000 for its initial capitalization ("SECTOR II Units") and raised an additional $194,005,000 in a second offering of Units of limited partnership interest ("SECTOR III Units"; SECTOR II and SECTOR III Units being collectively referred to as "Units") and commenced trading activities with respect to its SECTOR III Units on July 5, 1991. These capitalization balances included investments from The SECTOR Strategy Fund/SM/ International II Ltd. (the "Company"). On March 1, 1994, the Company redeemed its investments from the Partnership with respect to both the SECTOR II Units and SECTOR III Units to become a stand-alone trading company. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and Merrill Lynch Futures Inc. ("MLF"), also a Merrill Lynch affiliate, is its commodity broker. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

    Revenue Recognition
    -------------------

    Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

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

    Distributions
    -------------

    The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

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

2.  RELATED PARTY TRANSACTIONS

    The Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

    Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

    The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $2,605,000 for SECTOR II Units and $4,141,000 for SECTOR III Units. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

    The Partnership paid brokerage commissions to MLF at a flat rate monthly brokerage fee equal to. 75 of 1% (a 9% annual rate) for SECTOR II Units, and .833 of 1% (a 10% annual rate) for SECTOR III Units, in each case, of the Partnership's month-end assets allocated to trading. Effective January 1, 1996, these percentages were reduced to .729 of 1% (an 8.75% annual rate) for SECTOR II Units and .813 of 1% (a 9.75% annual rate) for SECTOR III Units, and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Effective October 1, 1996, the 9.75% annual brokerage rate for SECTOR III Units was reduced to .729 of 1% (an 8.75% annual rate). Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

    The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995 was approximately $63 ,$59 and $72, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

    MLF pays the Advisors annual consulting fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

    The Partnership trades forward contracts through a foreign exchange service desk ( the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

    In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

    The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

3.  AGREEMENTS

    The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved by the General Partner.

    In the case of the Trading LLCs, as defined in Note 7, each Trading LLC has entered into an Advisory Agreement with an Advisor.

    Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year, are paid by the partnership to each Advisor. Such payments are also made in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4.  INCOME PER UNIT

    The profit and loss of the SECTOR II and SECTOR III Units for the years ended December 31, 1997, 1996 and 1995 was as follows:

                                                                         SECTOR II UNITS

                                                           1997               1996               1995
                                                       --------------     --------------    ---------------
REVENUES:
Trading profit (loss):
     Realized                                            $ 1,765,544        $ 2,295,562        $ 5,677,825
     Change in unrealized                                   (106,339)          (154,315)          (786,720)
                                                       --------------     --------------    ---------------

        Total trading results                              1,659,205          2,141,247          4,891,105

Interest income (Note 2)                                     640,195            733,578          1,257,868
                                                       --------------     --------------    ---------------

     Total revenues                                        2,299,400          2,874,825          6,148,973
                                                       --------------     --------------    ---------------

EXPENSES:

Profit Shares (Note 3)                                       129,719            108,878            415,571
Brokerage commissions (Note 2)                             1,130,850          1,443,310          2,213,188
Administrative fees (Note 2)                                  32,310             41,237                  -
                                                       --------------     --------------    ---------------

     Total expenses                                        1,292,879          1,593,425          2,628,759
                                                       --------------     --------------    ---------------

INCOME FROM INVESTMENTS (Note 7)                             303,329            779,080                  -
                                                       --------------     --------------    ---------------

NET INCOME                                                 1,309,850          2,060,480          3,520,214
                                                       ==============     ==============    ===============

   NET INCOME PER UNIT:

Weighted average number of Units outstanding                  98,187            134,597            204,167
                                                       ==============     ==============    ===============

Weighted average net income per Unit                         $ 13.34            $ 15.31            $ 17.24
                                                       ==============     ==============    ===============

                                                                         SECTOR III UNITS

                                                           1997               1996                1995
                                                       --------------     --------------     ---------------
REVENUES:
Trading profit (loss):
     Realized                                            $ 2,863,890        $ 4,465,061         $ 7,406,486
     Change in unrealized                                    204,557         (1,757,179)           (621,454)
                                                       --------------     --------------     ---------------

        Total trading results                              3,068,447          2,707,882           6,785,032

Interest income (Note 2)                                     911,165          1,276,409           2,261,581
                                                       --------------     --------------     ---------------

     Total revenues                                        3,979,612          3,984,291           9,046,613
                                                       --------------     --------------     ---------------
EXPENSES:

Profit Shares (Note 3)                                       400,380            255,985             903,522
Brokerage commissions (Note 2)                             1,601,988          2,769,694           4,268,274
Administrative fees (Note 2)                                  45,771             72,363                   -
                                                       --------------     --------------     ---------------
     Total expenses                                        2,048,139          3,098,042           5,171,796
                                                       --------------     --------------     ---------------
INCOME FROM INVESTMENTS (Note 7)                           1,405,656          1,479,229                   -
                                                       --------------     --------------     ---------------
NET INCOME                                                 3,337,129          2,365,478           3,874,817
                                                       ==============     ==============     ===============

   NET INCOME PER UNIT:

Weighted average number of Units outstanding                 179,541            241,033             364,856
                                                       ==============     ==============     ===============
Weighted average net income per Unit                         $ 18.59             $ 9.81             $ 10.62
                                                       ==============     ==============     ===============

5.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

6.  MERRILL LYNCH &  CO, INC. GUARANTEE

    Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets with respect to SECTOR II and SECTOR III Units as of their respective Principal Assurance Dates, that the Net Asset Value per Unit as of such Principal Assurance Dates will equal, after adjustment for all liabilities to third parties, not less than the minimum assured Net Asset Value per Unit. Effective October 1, 1996, the Partnership restarted its trading program for SECTOR III Units with a new Time Horizon, as defined, of two years' duration, with a new Principal Assurance Date of September 30, 1998 and a minimum assured Net Asset Value of $100.92. Effective January 1, 1998, the Partnership restarted its trading program for SECTOR II Units for an additional Time Horizon of two years' duration, with a new Principal Assurance Date of December 31, 1999 and a minimum assured Net Asset Value per Unit of $125.10.

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

    At December 31, 1997 and 1996 the Partnership had an investment in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") and ML Millburn Global L.L.C. ("Millburn LLC") as follows:


                         1997                1996
                  -----------------    ----------------

JWH LLC            $ 9,266,578         $ 7,632,591
Millburn LLC         3,086,027           3,175,142
Total             -----------------    ----------------
                  $ 12,352,605        $ 10,807,733
                  =================    ================

  Total revenues and fees with respect to such investments are set forth as follows:


For the year ended                Total           Brokerage               Administrative       Profit              Income from
Decemer 31, 1997                 Revenue         Commissions                  Fees             Shares              Investments
-----------------------------------------------------------------------------------------------------------------------------------

SECTOR II Units
JWH LLC                          $ 537,094            $ 193,763                $ 5,535              $ 34,467             $ 303,329
                           ================    =================    ===================       ===============     =================

SECTOR III Units

JWH LLC                         $1,694,378            $ 526,322               $ 15,038             $ 127,575           $ 1,025,443
Millburn LLC                       775,215              293,884                  8,397                92,721               380,213
                           ----------------    -----------------    -------------------       ---------------     -----------------
Total                          $ 2,469,593            $ 820,206               $ 23,435             $ 220,296           $ 1,405,656
                           ================    =================    ===================       ===============     =================

Total All Units

JWH LLC                        $ 2,231,472            $ 720,085               $ 20,573             $ 162,042           $ 1,328,772
Millburn LLC                       775,215              293,884                  8,397                92,721               380,213
                           ----------------    -----------------    -------------------       ---------------     -----------------
Total                          $ 3,006,687          $ 1,013,969               $ 28,970             $ 254,763           $ 1,708,985
                           ================    =================    ===================       ===============     =================


For the year ended                Total        Brokerage               Administrative               Profit          Income from
Decemer 31, 1996                 Revenue      Commissions                  Fees                      Shares          Investments
-----------------------------------------------------------------------------------------------------------------------------------

SECTOR II Units

JWH LLC                          $ 999,541             $ 88,359                $ 2,525             $ 129,577             $ 779,080
                           ================    =================    ===================       ===============     =================

SECTOR III Units

JWH LLC                         $1,854,422             $162,588                 $4,645              $231,628           $ 1,455,561
Millburn LLC                        52,033               24,145                    690                 3,530                23,668
                           ----------------    -----------------    -------------------       ---------------     -----------------
Total                          $ 1,906,455            $ 186,733                $ 5,335             $ 235,158           $ 1,479,229
                           ================    =================    ===================       ===============     =================

Total All Units

JWH LLC                        $ 2,853,963            $ 250,947                $ 7,170             $ 361,205           $ 2,234,641
Millburn LLC                        52,033               24,145                    690                 3,530                23,668
                           ----------------    -----------------    -------------------       ---------------     -----------------
Total                          $ 2,905,996            $ 275,092                $ 7,860             $ 364,735           $ 2,258,309
                           ================    =================    ===================       ===============     =================

    Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of operations for the periods ended December 31, 1997 and 1996 for JWH LLC and Millburn LLC are set forth as follows:


                           1997                                 1996
                     -----------------------------------  -----------------------------------
                            JWH            Millburn              JWH            Millburn
                            LLC               LLC                LLC               LLC
                     ------------------ ----------------  ------------------ ----------------

Assets                    $ 62,481,438     $ 35,584,936        $ 80,825,364     $ 28,520,827
                     ================== ================  ================== ================

Liabilities                $ 1,122,533      $ 1,454,659        $ 19,848,210        $ 796,001
Members' Capital            61,358,905       34,130,277          60,977,154       27,724,826
                     ------------------ ----------------  ------------------ ----------------

Total                     $ 62,481,438     $ 35,584,936        $ 80,825,364     $ 28,520,827
                     ================== ================  ================== ================

Revenues                  $ 15,279,401      $ 8,303,430        $ 19,365,949        $ 450,619

Expenses                     6,714,041        4,600,706           4,426,261          291,370
                     ------------------ ----------------  ------------------ ----------------

Net Income                 $ 8,565,360      $ 3,702,724        $ 14,939,688        $ 159,249
                     ================== ================  ================== ================


8.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                      Total Trading Results
                      -------------------------------------------------------
                          1997                1996                1995
                      --------------     ----------------    ----------------
      Interest Rates       $ 51,377          $ 2,068,922         $ 9,096,631
      Stock Indices         747,204             (869,901)         (1,149,775)
      Commodities         1,098,616            1,910,190          (1,596,835)
      Currencies          2,050,928            2,004,685           6,168,698
      Energy                292,364              (67,699)            580,272
      Metals                487,163             (197,068)         (1,422,854)
                      --------------     ----------------    ----------------
                        $ 4,727,652          $ 4,849,129        $ 11,676,137
                      ==============     ================    ================

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

    The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, adjusting the percentage of the Partnership's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for overconcentrations - both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the

    Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisor (although typically only as of the end of a month) in an attempt to avoid overconcentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

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

    Fair Value
    ----------

    The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income.

    The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                          1997                                                  1996
                   ----------------------------------------------        ------------------------------------------------------
                            Commitment to             Commitment to              Commitment to              Commitment to
                           Purchase (Futures,        Sell (Futures,            Purchase (Futures,           Sell (Futures,
                           Options & Forwards)      Options & Forwards)        Options & Forwards)           Options & Forwards)
                   --------------------------------------------------------------------------------------------------------------
    Interest Rates           $ 111,822,582              $ 61,960,093               $ 95,138,798                $ 26,476,691
    Stock Indices                  702,713                 1,344,492                    176,868                   2,826,046
    Commodities                  6,118,437                10,527,025                  9,295,728                   9,341,382
    Currencies                  29,226,864                47,464,361                 29,153,110                  38,839,020
    Energy                               -                 1,638,290                    730,109                   1,523,142
    Metals                      10,026,403                13,459,084                 25,259,693                  26,658,962
                          --------------------       -------------------        -------------------       ---------------------
                             $ 157,896,999             $ 136,393,345              $ 159,754,306               $ 105,665,243
                          ====================       ===================        ===================       =====================


    Substantially all of the Partnership's derivative instruments outstanding at December 31, 1997 expire within one year.

    The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:


                                            1997                                                     1996
                       --------------------------------------------------      -----------------------------------------------------
                              Commitment to              Commitment to                Commitment to                 Commitment to
                             Purchase (Futures,            Sell (Futures,             Purchase (Futures,              Sell (Futures,
                             Options & Forwards)         Options & Forwards)           Options & Forwards)       Options & Forwards)
                       -------------------------------------------------------------------------------------------------------------
Exchange-Traded                $ 122,018,586                $ 86,758,401                $ 113,185,811                  $ 52,878,509
Non-Exchange-
  Traded                          35,878,413                  49,634,944                   46,568,495                    52,786,734
                       ----------------------     -----------------------      -----------------------       -----------------------

                               $ 157,896,999               $ 136,393,345                $ 159,754,306                 $ 105,665,243
                       ======================     =======================      =======================       =======================



    The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:


                                         1997                                                    1996
                     -------------------------------------------------       ----------------------------------------------------
                             Commitment to               Commitment to               Commitment to               Commitment to
                         Purchase (Futures,            Sell (Futures,            Purchase (Futures,            Sell (Futures,
                         Options & Forwards)         Options & Forwards)         Options & Forwards)           Options & Forwards)
                     -------------------------------------------------------------------------------------------------------------

Interest  Rates              $ 77,088,151                $ 56,479,505               $ 162,359,930                $ 98,605,923
Stock Indices                   2,167,668                   3,574,752                   9,700,138                   5,632,075
Commodities                     9,214,751                  10,374,651                  16,978,613                  10,571,424
Currencies                     29,245,884                  41,682,837                 102,425,601                 113,840,092
Energy                            480,943                   1,090,424                   1,582,405                   1,435,678
Metals                         11,335,877                  11,258,160                  15,520,586                  18,971,130
                     ---------------------       ---------------------       ---------------------       ---------------------
                            $ 129,533,274               $ 124,460,329               $ 308,567,273               $ 249,056,322
                     =====================       =====================       =====================       =====================

    A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same derivative on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

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

    The gross unrealized profit and net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                                1997                                               1996
                           ---------------------------------------            ----------------------------------------

                               Gross Unrealized          Net Unrealized           Gross Unrealized      Net Unrealized
                                    Profit                   Profit                    Profit              Profit
                           -------------------------------------------------------------------------------------------
Exchange-Traded              $ 1,026,367                $ 604,825                 $ 992,271                 $ 536,071
Non-Exchange-Traded            1,284,841                   66,434                 1,763,586                    36,970
                           --------------           --------------            --------------            --------------

                             $ 2,311,208                $ 671,259               $ 2,755,857                 $ 573,041
                           ==============           ==============            ==============            ==============


    The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

    The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.



                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                              /s/ Michael A. Karmelin
                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                      The SECTOR Strategy Fund/SM/ II L.P.