Form 10-K405, Exhibit 13
period 1998-12-31
SECTOR STRATEGY FUND II LP
filed 1999-03-26
CIK 867247

                                                                    EXHIBIT 13.1


                        The SECTOR STRATEGY FUND(SM) II L.P.
                        (A Delaware Limited Partnership)

                        Financial Statements for the years ended
                        December 31, 1998, 1997 and 1996
                        and Independent Auditors' Report

[LOGO] MERRILL LYNCH

To:  The Limited Partners of The SECTOR Strategy Fund(SM) II L.P.

The SECTOR Strategy Fund(SM) II L.P. (the "Fund" or the "Partnership") ended its ninth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $158.74, representing an increase of 1.52% from the December 31, 1997 NAV per Unit of $156.37. During 1998, trading profits were generated in the interest rate, stock index and energy markets while losses were incurred in metals, agriculture and currency trading.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited, and trading was particularly profitable in positions in Eurodollars, German and Japanese bonds, and U.S. Treasury notes and bonds. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global
basis.   In October, investors pushed the yields on U.S. Treasury bonds to a 31-
year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

Trading results in stock index markets were mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets.

In energy markets, demand for crude oil in the Middle East was affected by low oil prices early in the year, and trading resulted in losses. Initially buoyed on concerns about a U.S.-led military strike against Iraq, crude oil fell to a nine-year low, as the globally warm winter, the return of Iraq as a producer and the Asian economic crisis added to OPEC's supply glut problems. Despite production cuts initiated by OPEC at the end of March, world oil supplies remained excessive and oil prices stood at relatively low levels throughout the first half of 1998. Short heating oil positions in the third quarter proved profitable for the Fund as the market for heating oil prices dropped to its lowest level in more than a decade. In early December, oil and natural gas prices dropped sharply, causing continued problems for many emerging market countries that depend on commodity exports for economic growth and government financing. These price pressures were mainly due to excessive supply availability and near-term weather indications that inventories would remain at more than adequate levels even in the event of a cold Northern Hemisphere winter. Also, the December U.S. air attack on Iraq failed to cause any damage to oil pumping and shipping operations, and oil prices fell over 10%.

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

In agricultural commodity markets, 1998 began with strong gains as live cattle and hog prices trended downward throughout the first quarter. In the second quarter, although the U.S. soybean crop got off to a good start which contributed to higher yield expectations and a more burdensome supply outlook, soybean prices traded in a volatile pattern. Sugar futures maintained mostly a downtrend, as no major buyers emerged to support the market. Similarly, coffee prices trended downward, as good weather conditions in Central America and Mexico increased the prospects of more output from these countries. The third quarter resulted in losses as the U.S. soybean crop increased relative to the USDA's production estimate as a result of timely rains, which contributed to lower prices. These losses continued into the fourth quarter as the Fund was caught on the short side of the soybean complex, as the soybean supply surplus became more manageable following the November 10th USDA reports, causing prices to gain upward momentum.

In currency markets, results early in the year were mixed, but unprofitable. During the second quarter, strong gains were realized in positions in the Japanese yen, which weakened during June to an eight-year low versus the U.S. dollar. Significant gains from Japanese yen trading continued into the third quarter, and Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened. Japan's deepening recession and credit crunch continued through the fourth quarter, and the Fund achieved gains from long yen positions.

Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.


                                    Sincerely,
                                    John R. Frawley, Jr.
                                    President
                                    Merrill Lynch Investment Partners Inc.
                                    (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE SECTOR STRATEGY FUND(SM) II L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
------------------------------------------------------------------------------

                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1997 AND 1996:

  Statements of Financial Condition                                         2

  Statements of Income                                                      3

  Statements of Changes in Partners' Capital                                4

  Notes to Financial Statements                                          5-17

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The SECTOR Strategy Fund(SM) II L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund(SM) II L.P. (the "Partnership") as of December 31, 1998 and 1997, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund(SM) II L.P. as of December 31, 1998 and 1997 and the results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

THE SECTOR STRATEGY FUND(SM) II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997

----------------------------------------------------------------------------------------------

                                                            1998               1997
                                                      ---------------     ---------------
ASSETS
Equity in commodity futures trading accounts:
    Cash and option premiums (Note 1)                  $         --        $ 28,313,407
    Net unrealized profit on open contracts (Note 1)             --             671,259
Accrued interest (Note 2)                                        --             127,467
Investments (Note 7)                                     33,791,182          12,352,605
Receivable from investments (Note 7)                        662,200              57,819
                                                      ---------------     ---------------

                TOTAL                                  $ 34,453,382        $ 41,522,557
                                                      ===============     ===============
LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Brokerage commissions payable (Note 2)              $         --        $    212,278
   Profit Shares payable (Note 3)                                --             394,697
   Administrative fees payable (Note 2)                          --               6,065
   Redemptions payable                                      662,200             259,060
                                                      ---------------     ---------------

            Total liabilities                               662,200             872,100
                                                      ---------------     ---------------

PARTNERS' CAPITAL:
   General Partner:
      (832 and 2,145 SECTOR II Units)                  $    132,067        $    335,409
      (1,595 and 3,905 SECTOR III Units)                    265,921             620,882
   Limited Partners:
      (66,576 and 86,300 SECTOR II Units)                10,567,998          13,494,521
      (136,907 and 164,781 SECTOR III Units)             22,825,196          26,199,645
                                                      ---------------     ---------------

            Total partners' capital                      33,791,182          40,650,457
                                                      ---------------     ---------------

                TOTAL                                  $ 34,453,382        $ 41,522,557
                                                      ===============     ===============

NET ASSET VALUE PER UNIT:
    SECTOR II Units (Based on 67,408 and 88,445
    Units outstanding)                                 $     158.74        $     156.37
                                                      ===============     ===============

    SECTOR III Units (Based on 138,502 and 168,686
    Units outstanding)                                 $     166.72        $     159.00
                                                      ===============     ===============

See notes to financial statements

THE SECTOR STRATEGY FUND(SM) II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

---------------------------------------------------------------------------------------------------
                                                             1998          1997        1996
                                                         -----------  ------------ ------------
REVENUES:
    Trading profit (loss):
        Realized (Note 1)                               $ 1,169,961   $ 4,629,434  $ 6,760,623
        Change in unrealized (Note 1)                      (671,259)       98,218   (1,911,494)
                                                         -----------  ------------ ------------

            Total trading results                           498,702     4,727,652    4,849,129

    Interest income (Note 2)                                598,158     1,551,360    2,009,987
                                                         -----------  ------------ ------------

            Total revenues                                1,096,860     6,279,012    6,859,116
                                                         -----------  ------------ ------------
EXPENSES:
    Brokerage commissions (Note 2)                        1,015,128     2,732,838    4,213,004
    Profit Shares (Note 3)                                  301,645       530,099      364,863
    Administrative fees (Note 2)                             29,004        78,081      113,600
                                                         -----------  ------------ ------------

            Total expenses                                1,345,777     3,341,018    4,691,467
                                                         -----------  ------------ ------------

INCOME FROM INVESTMENTS (Note 7)                          1,406,243     1,708,985    2,258,309
                                                         -----------  ------------ ------------

NET INCOME                                               $1,157,326   $ 4,646,979  $ 4,425,958
                                                         ===========  ============ ============

For weighted average net income per Unit for SECTOR II Units and SECTOR III Units see Note 4.

See notes to financial statements.

THE SECTOR STRATEGY FUND(SM) II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

---------------------------------------------------------------------------------------------------------------------
                                Units                  Limited Partners          General Partner
                       -----------------------   --------------------------   -----------------------
                       SECTOR II   SECTOR III    SECTOR II      SECTOR III    SECTOR II   SECTOR III       Total
                       ----------  -----------   -----------   ------------   ---------- ------------  --------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1995      164,541      288,481    $20,324,051   $ 36,499,903   $ 268,488    $ 500,814   $ 57,593,256

Redemptions              (58,471)     (94,014)    (7,440,617)   (11,994,492)         --           --    (19,435,109)

Net income                    --           --      2,021,335      2,316,654      39,145       48,824      4,425,958
                       ----------  -----------   -----------   ------------   ---------- ------------  --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996      106,070      194,467     14,904,769     26,822,065     307,633      549,638     42,584,105

Redemptions              (17,625)     (25,781)    (2,692,322)    (3,888,305)         --           --     (6,580,627)

Net income                    --           --      1,282,074      3,265,885      27,776       71,244      4,646,979
                       ----------  -----------   -----------   ------------   ---------- ------------  --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997       88,445      168,686     13,494,521     26,199,645     335,409      620,882     40,650,457

Redemptions              (21,037)     (30,184)    (3,011,647)    (4,456,542)   (192,459)    (355,953)    (8,016,601)

Net income                    --           --         85,124      1,082,093     (10,883)         992      1,157,326
                       ----------  -----------   -----------   ------------   ---------- ------------  --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998       67,408      138,502    $10,567,998   $ 22,825,196   $ 132,067    $ 265,921   $ 33,791,182
                       ==========  ===========   ===========   ============   ========== ============  ==============

See notes to financial statements.

THE SECTOR STRATEGY FUND(SM) II L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   The SECTOR Strategy Fund(SM) II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 21, 1990 and commenced trading activities on December 5, 1990. The Partnership engages (currently, through an investment in a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. The Partnership raised $136,410,000 for its initial capitalization ("SECTOR II Units") and raised an additional $194,005,000 in a second offering of Units of limited partnership interest ("SECTOR III Units"; SECTOR II and SECTOR III Units being collectively referred to as "Units") and commenced trading activities with respect to its SECTOR III Units on July 5, 1991. These capitalization balances included investments from The SECTOR Strategy Fund(SM) International II Ltd. (the "Company"). On March 1, 1994, the Company redeemed its investments in the Partnership with respect to both the SECTOR II Units and SECTOR III Units to become a stand-alone trading company. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), a Merrill Lynch affiliate, is the Partnership's commodity broker. A portion of the Partnership's assets is held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by the General Partner. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

   Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors" or the "Trading Advisors"). However, because different Multi-Advisor Funds had historically allocated assets to slightly different Advisor groups, the Multi-Advisor Funds often were required to open and maintain individual trading accounts with each Advisor. MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds (including the Partnership) as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio L.L.C. ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

   MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

   MLIP determines what percentage of the Partnership's total capital to invest in MM LLC from time to time, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure by investing 100% of the Partnership's assets in MM LLC against the necessity of preventing Merrill Lynch from ever being required to make any payments to the Partnership under the Merrill Lynch guarantee (See
   Note 6).

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

   Revenue Recognition
   -------------------

   Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized (loss) profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. (As a result of the investment in MM LLC, there were no open contracts as of December 31, 1998.)

   Foreign Currency Transactions
   -----------------------------

   The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

   Operating Expenses
   ------------------

   MLIP pays for all routine operating expenses (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

   Distributions
   -------------

   The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1998.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar day's notice.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

   Recently Issued Accounting Pronouncements
   -----------------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2. RELATED PARTY TRANSACTIONS

   The majority of the Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

   Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

   The General Partner determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $2,605,000 for SECTOR II Units and $4,141,000 for SECTOR III Units. Since these amounts were paid directly to investors by the General Partner, they are not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

   Prior to January 1, 1996, the Partnership paid brokerage commissions to MLF at a flat monthly rate of .75 of 1% (a 9% annual rate) for SECTOR II Units, and .833 of 1% (a 10% annual rate) for SECTOR III Units, in each case, of the Partnership's month-end assets allocated to trading. Effective January 1, 1996, these percentages were reduced to .729 of 1% (an 8.75% annual rate) for SECTOR II Units and .813 of 1% (a 9.75% annual rate) for SECTOR III Units, and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Effective October 1, 1996, the 9.75% annual brokerage rate for SECTOR III Units was reduced to .729 of 1% (an 8.75% annual rate). Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1998, 1997 and 1996 was approximately $52, $63 and $59, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

   MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

   Many of the Partnership's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Partnership. The General Partner anticipates that some of the Partnership's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

   In its exchange of futures for physical ("EFP") trading, the Partnership acquires cash currency positions through banks and dealers, including Merrill Lynch. The Partnership pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. AGREEMENTS

   Pursuant to the Advisory Agreements among the Advisors, the Partnership and MLIP, the Advisors determined the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Partnership, subject to certain rights reserved by the General Partner. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership.

   In the case of the Trading LLCs, as defined in Note 7, the Trading LLCs entered into the current Advisory Agreements with the Advisors.

   In the case of MM LLC, as defined in Note 1, MM LLC has entered into the Advisory Agreements with the Advisors.

   Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, were paid by the Partnership or the Trading LLCs and are currently paid by MM LLC to each Advisor. Profit shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4. INCOME PER UNIT

   The profit and loss of the SECTOR II and SECTOR III Units for the years ended December 31, 1998, 1997 and 1996 was as follows:

                                                             SECTOR II UNITS                          SECTOR III UNITS
                                                             ---------------                          ----------------

                                                     1998          1997          1996          1998         1997          1996
                                                ------------  ------------  ------------  ------------  ------------  -------------
REVENUES:
Trading (loss) profit:
     Realized (Note 1)                           $  (260,351)  $ 1,765,544   $ 2,295,562   $ 1,430,312   $ 2,863,890   $ 4,465,061
     Change in unrealized (Note 1)                  (104,914)     (106,339)     (154,315)     (566,345)      204,557    (1,757,179)
                                                ------------  ------------  ------------  ------------  ------------  -------------

        Total trading results                       (365,265)    1,659,205     2,141,247       863,967     3,068,447     2,707,882

Interest income (Note 2)                             238,969       640,195       733,578       359,189       911,165     1,276,409
                                                ------------  ------------  ------------  ------------  ------------  -------------

     Total revenues                                 (126,296)    2,299,400     2,874,825     1,223,156     3,979,612     3,984,291
                                                ------------  ------------  ------------  ------------  ------------  -------------

EXPENSES:

Brokerage commissions (Note 2)                       403,960     1,130,850     1,443,310       611,168     1,601,988     2,769,694
Administrative fees (Note 2)                          11,542        32,310        41,237        17,462        45,771        72,363
Profit Shares (Note 3)                                   517       129,719       108,878       301,128       400,380       255,985
                                                ------------  ------------  ------------  ------------  ------------  -------------

     Total expenses                                  416,019     1,292,879     1,593,425       929,758     2,048,139     3,098,042
                                                ------------  ------------  ------------  ------------  ------------  -------------

INCOME FROM INVESTMENTS (Note 7)                     616,556       303,329       779,080       789,687     1,405,656     1,479,229
                                                ------------  ------------  ------------  ------------  ------------  -------------

NET INCOME                                       $    74,241   $ 1,309,850   $ 2,060,480   $ 1,083,085   $ 3,337,129   $ 2,365,478
                                                ============  ============  ============  ============  ============  =============

   NET INCOME PER UNIT:
Weighted average number of General Partner
and Limited Partner Units outstanding (Note 5)        71,181        98,187       134,597       142,671       179,541       241,033
                                                ============  ============  ============  ============  ============  =============

Weighted average net income per Unit             $      1.04   $     13.34   $     15.31   $      7.59   $     18.59   $      9.81
                                                ============  ============  ============  ============  ============  =============

5. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6. MERRILL LYNCH &  CO., INC. GUARANTEE

   Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets with respect to SECTOR II and SECTOR III Units as of their respective Principal Assurance Dates, that the Net Asset Value per Unit as of such Principal Assurance Dates will equal, after adjustment for all liabilities to third parties, not less than the minimum assured Net Asset Value per Unit. Effective January 1, 1996, the Partnership restarted its trading program for SECTOR II Units for a Second Time Horizon, as defined, of two years' duration, and a new Principal Assurance Date of December 31, 1997 and a minimum assured Net Asset Value of $100.12. Effective October 1, 1996, the Partnership restarted its trading program for SECTOR III Units with a second Time Horizon, as defined, of two years' duration, and a new Principal Assurance Date of September 30, 1998 and a minimum assured Net Asset Value per Unit of $100.92. Effective January 1, 1998, the Partnership restarted its trading program for SECTOR II Units for an additional Time Horizon of two years' duration, with a new Principal Assurance Date of December 31, 1999 and a minimum assured Net Asset Value per Unit of $125.10. Effective November 1, 1998, the Partnership restarted its trading program for SECTOR III Units with a third Time Horizon, as defined, of two years' duration, and a new Principal Assurance Date of October 31, 2000 and a minimum assured Net Asset Value per unit of $132.74.

7. INVESTMENTS

   Prior to investing in MM LLC, the Partnership placed assets under the management of certain of the Advisors by investing in private limited liability companies ("Trading LLCs") formed by the General Partner. The only members of the Trading LLCs were commodity pools sponsored by the General Partner. Each Trading LLC traded under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through a Trading LLC rather than a managed account had no economic effect on the Partnership, except to the extent that the Partnership benefited from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

   The investments in Trading LLCs and MM LLC are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC and MM LLC. Fair value is equal to the market value of the net assets of the Trading LLCs and of MM LLC. The resulting difference between cost and fair value is reflected on the Statements of Income as income from investments.

    As of December 31, 1998, the Partnership had an investment in MM LLC, and as of December 31, 1997, the Partnership had investments in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") and ML Millburn Global L.L.C. ("Millburn LLC") as follows:


                                1998           1997
                            -----------    -----------

    JWH LLC                 $    --        $ 9,266,578
    Millburn LLC                 --          3,086,027
    MM LLC                   33,791,182         --
                            -----------    -----------
    Total                   $33,791,182    $12,352,605
                            ===========    ===========

    During the second quarter of 1998, the Partnership withdrew its investments in JWH LLC and Millburn LLC.

    Total revenues and fees with respect to such investments were as follows:

                                                                                   (Loss)Income
For the year ended        Total        Brokerage    Administrative     Profit         from
December 31, 1998        Revenues     Commissions       Fees           Shares      Investments
-------------------  --------------  -------------- -------------- -------------- --------------
SECTOR II Units
---------------
JWH LLC               $  (222,268)    $    71,032    $     2,030    $      --       $  (295,330)
MM LLC                  1,792,563         596,814         17,052        266,811         911,886
                     --------------  -------------- -------------- -------------- --------------

Total                 $ 1,570,295     $   667,846    $    19,082    $   266,811     $   616,556
                     ==============  ============== ============== ============== ==============

SECTOR III Units
----------------
JWH LLC               $  (711,701)    $   228,238    $     6,521    $      --       $  (946,460)
Millburn LLC              (31,859)        106,408          3,040            100        (141,407)
MM LLC                  3,727,049       1,244,165         35,548        569,782       1,877,554
                     --------------  -------------- -------------- -------------- --------------

Total                 $ 2,983,489     $ 1,578,811    $    45,109    $   569,882     $   789,687
                     ==============  ============== ============== ============== ==============

Total All Units
---------------
JWH LLC               $  (933,969)    $   299,270    $     8,551    $      --       $(1,241,790)
Millburn LLC              (31,859)        106,408          3,040            100        (141,407)
MM LLC                  5,519,612       1,840,979         52,600        836,593       2,789,440
                     --------------  -------------- -------------- -------------- --------------

Total                 $ 4,553,784     $ 2,246,657    $    64,191    $   836,693     $ 1,406,243
                     ==============  ============== ============== ============== ==============

 For the year ended       Total       Brokerage    Administrative    Profit      Income from
 December 31, 1997       Revenues    Commissions       Fees          Shares      Investments
--------------------  ------------- ------------- -------------   ------------- -------------
SECTOR II Units
---------------
JWH LLC                $  537,094    $  193,763    $    5,535       $   34,467    $  303,329
                      ============= ============= =============   ============= =============

SECTOR III Units
----------------
JWH LLC                $1,694,378    $  526,322    $   15,038       $  127,575    $1,025,443
Millburn LLC              775,215       293,884         8,397           92,721       380,213
                      ------------- ------------- -------------   ------------- -------------

Total                  $2,469,593    $  820,206    $   23,435       $  220,296    $1,405,656
                      ============= ============= =============   ============= =============

Total All Units
---------------
JWH LLC                $2,231,472    $  720,085    $   20,573       $  162,042    $1,328,772
Millburn LLC              775,215       293,884         8,397           92,721       380,213
                      ------------- ------------- -------------   ------------- -------------

Total                  $3,006,687    $1,013,969    $   28,970       $  254,763    $1,708,985
                      ============= ============= =============   ============= =============


 For the year ended       Total       Brokerage    Administrative    Profit      Income from
 December 31, 1996       Revenues    Commissions       Fees          Shares      Investments
--------------------  ------------- ------------- -------------   ------------- -------------
SECTOR II Units
---------------
JWH LLC                $  999,541    $   88,359    $    2,525      $  129,577     $  779,080
                      ============= ============= =============   ============= =============

SECTOR III Units
----------------
JWH LLC                $1,854,422    $  162,588    $    4,645      $  231,628     $1,455,561
Millburn LLC               52,033        24,145           690           3,530         23,668
                      ------------- ------------- -------------   ------------- -------------

Total                  $1,906,455    $  186,733    $    5,335      $  235,158     $1,479,229
                      ============= ============= =============   ============= =============

Total All Units

JWH LLC                $2,853,963    $  250,947    $    7,170      $  361,205     $2,234,641
Millburn LLC               52,033        24,145           690           3,530         23,668
                      ------------- ------------- -------------   ------------- -------------

Total                  $2,905,996    $  275,092    $    7,860      $  364,735     $2,258,309
                      ============= ============= =============   ============= =============

    Condensed statements of financial condition and statements of income for MM LLC, JWH LLC and Millburn LLC are set forth as follows:

                               MM                  JWH                 Millburn               JWH              Millburn
                              LLC                  LLC                    LLC                 LLC                LLC
                       December 31, 1998     December 31, 1997     December 31, 1997
                     ---------------------  -------------------    ------------------

Assets                $  125,332,558         $   65,048,564          $  35,584,936
                     =====================  ===================    ==================

Liabilities           $    4,949,082         $    3,689,658          $   1,454,658
Members' Capital         120,383,476             61,358,906             34,130,278
                     ---------------------  -------------------    ------------------

Total                 $  125,332,558         $   65,048,564          $  35,584,936
                     =====================  ===================    ==================

                      For the period from                                               For the period from    For the period from
                        June 1, 1998 to     For the year ended     For the year ended   October 1, 1996 to     December 2, 1996 to
                       December 31, 1998    December 31, 1997      December 31, 1997     December 31, 1996      December 31, 1996
                     ---------------------  -------------------    ------------------   --------------------   --------------------

Revenues              $   19,255,343        $    15,279,401          $   8,303,430         $19,365,949             $450,619

Expenses                   9,491,842              6,714,041              4,600,706           4,426,261              291,370
                     ---------------------  -------------------    ------------------   --------------------   --------------------

Net Income            $    9,763,501        $     8,565,360          $   3,702,724         $14,939,688             $159,249
                     =====================  ===================    ==================   ====================   ====================




8. FAIR VALUE AND OFF-BALANCE SHEET RISK

   As of June 1, 1998, the Partnership invested all of its assets in MM LLC. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. Consequently, no such positions subsequent to May 31, 1998 are reflected in these financial statements or in this Note 8.

   The Partnership traded futures, options on futures, forwards and options on forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996 (during 1998, 1997 and 1996, a portion of the Partnership's trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows:

                                          Total Trading Results
                              ----------------------------------------------
                                     1998            1997         1996
                              --------------  -------------  ---------------
      Interest Rates           $    85,850     $    51,377   $  2,068,922
      Stock Indices               (139,134)        747,204       (869,901)
      Commodities                  518,301       1,098,616      1,910,190
      Currencies                  (343,635)      2,050,928      2,004,685
      Energy                       312,851         292,364        (67,699)
      Metals                        64,469         487,163       (197,068)
                              --------------  -------------  ---------------
                               $   498,702     $ 4,727,652    $ 4,849,129
                              ==============  =============  ===============

  Market Risk
  -----------

  Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLCs and in MM LLC, the net unrealized profit as reflected in the respective Statements of Financial Condition of the Trading LLCs and MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, the Trading LLCs and currently MM LLC, as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

  The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership or MM LLC, adjusting the percentage of the Partnership's, the Trading LLC's or MM LLC's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts and Trading LLC accounts or currently MM LLC accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

  One important aspect of the General Partner's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, the General Partner can directly affect the market exposure of the Partnership. Leverage control is the principal means by which the General Partner hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit (Both Sector II and Sector III Units) will equal no less than a specified minimum as of the Principal Assurance Date.

  Fair Value
  ----------

  The derivative instruments traded by the Partnership were marked to market daily with the resulting net unrealized profit recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading results in the Statements of Income.

   The contract/notional values of open contracts as of December 31, 1997 were as follows (there were no open contracts as of December 31, 1998):



                                                   1997
                             -------------------------------------------------
                                Commitment to                Commitment to
                              Purchase (Futures,             Sell (Futures,
                             Options & Forwards)           Options & Forwards)
                             --------------------         --------------------

   Interest Rates               $111,822,582                  $61,960,093
   Stock Indices                     702,713                    1,344,492
   Commodities                     6,118,437                   10,527,025
   Currencies                     29,226,864                   47,464,361
   Energy                                 --                    1,638,290
   Metals                         10,026,403                   13,459,084
                             --------------------         --------------------
                                $157,896,999                 $136,393,345
                             ====================         ====================


   All of the Partnership's derivative instruments outstanding at the end of 1997 expired within one year.

   The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 were as follows (there were no open derivative instrument positions as of December 31, 1998):


                                                   1997
                             -------------------------------------------------
                                Commitment to                Commitment to
                              Purchase (Futures,             Sell (Futures,
                             Options & Forwards)           Options & Forwards)
                             --------------------         --------------------

   Exchange-Traded              $122,018,586                 $ 86,758,401
   Non-Exchange-
     Traded                       35,878,413                   49,634,944
                             --------------------         --------------------

                                $157,896,999                 $136,393,345
                             ====================         ====================

   The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1998 to May 31, 1998 and for the year ended December 31, 1997 (during 1998 and 1997, a portion of the Partnership's trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows:



                                          1998                                    1997
                        ---------------------------------------------------------------------------------
                          Commitment to       Commitment to        Commitment to         Commitment to
                        Purchase (Futures,    Sell (Futures,     Purchase (Futures,      Sell (Futures,
                        Options & Forwards) Options & Forwards)  Options & Forwards)   Options & Forwards)
                        ------------------  ------------------- --------------------  --------------------

    Interest Rates         $110,834,643          $34,826,315          $ 77,088,151       $    56,479,505
    Stock Indices             3,655,697            4,182,365             2,167,668             3,574,752
    Commodities               7,431,033           11,690,438             9,214,751            10,374,651
    Currencies               25,112,602           33,215,901            29,245,884            41,682,837
    Energy                      504,061            1,591,262               480,943             1,090,424
    Metals                    7,369,692            8,517,697            11,335,877            11,258,160
                        ------------------  ------------------- --------------------  --------------------
                           $154,907,728          $94,023,978          $129,533,274       $   124,460,329
                        ==================  =================== ====================  ====================

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

   The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance, is the net unrealized profit included on the Statements of Financial Condition.

   The gross unrealized profit and net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1997 (as of December 31, 1997, a portion of the Partnership trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows (there were no open derivative instrument positions as of December 31, 1998):


                                            1997
                             --------------------------------
                             Gross Unrealized  Net Unrealized
                                  Profit           Profit
                             ----------------  --------------

   Exchange-Traded              $1,026,367        $604,825
   Non-Exchange-Traded           1,284,841          66,434
                             ----------------  --------------

                                $2,311,208        $671,259
                             ================  ==============


   The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

   The Partnership, in its normal course of business, entered into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which included a netting arrangement), to the extent that such trading resulted in receivables from and payables to MLF, these receivables and payables were offset and reported as a net receivable or payable.



               *     *     *     *     *     *     *     *     *
                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                /s/ Jo Ann Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                      The SECTOR Strategy Fund(SM) II L.P.